Exhibit 99.1

HollyFrontier Corporation Announces Special Cash Dividend of $0.50 Per Share, and Increases the Regular Dividend from $0.0875 Per Share to $0.10 Per Share.

Dallas, Texas, November 16, 2011 – HollyFrontier Corporation (NYSE:HFC) (“HollyFrontier”) announced today that its Board of Directors declared a special cash dividend in the amount of $0.50 per share, payable on December 8, 2011 to holders of record on November 29, 2011.

The Board of Directors also approved an increase in the regular quarterly dividend to $0.10 per share ($0.40 annualized). The regular quarterly dividend will be paid on January 4, 2012 to all holders of record of common stock on December 12, 2011.

“Our Board’s decision to declare our second special dividend of the year and to increase our regular dividend underscores our commitment to maximizing shareholder value” said Mike Jennings, President and CEO of HollyFrontier Corporation.

About HollyFrontier Corporation

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 44% interest (including the general partner interest) in Holly Energy Partners, L.P.

Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.

FOR FURTHER INFORMATION, Contact:

Doug Aron, Executive Vice President & CFO

Neale Hickerson, Vice President-Investor Relations

HollyFrontier Corporation
214-871-3555